SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2002

FORTUNE NATURAL RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-12334	95-4114732
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

515 W. Greens Road, Suite 720, Houston, Texas 77067
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (281) 872-1170
Registrant's telecopier number, including area code: (281) 872-1213

                                     N/A
(Former name or former address, if changed since last report)

Item 5. Other Items

        FEBRUARY 20, 2002 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today announced it has acquired an operating working interest in a large ongoing Texas onshore exploration program that could have a significant impact on the Company, as well as an interim financing, and two previously unannounced exploration well discoveries.

New Texas Onshore Exploration Program

        Fortune has acquired a 25% working interest and a co-operating position in a large-scale onshore oil and gas exploration and development program in Texas. The centerpiece of this program will utilize a large onshore Texas seismic database comprising approximately 50,000 linear miles and contained within approximately 105 counties of the Texas Gulf Coast, East Texas, and South Texas. Fortune and its partners believe reprocessing the data with state of the art technology will significantly enhance the data quality and, in fact, the results from processing the first ten percent of the data have yielded 30 new prospects. Fortune will operate 50% of the prospects delineated in the program and its partner, Prime Energy Corporation (NASDAQ: PNRG), which has also acquired a 25% working interest, will operate the balance of the prospects. The remaining 50% non-operating working interest is owned by four unaffiliated entities providing the capital for the seismic reprocessing phase which commenced in March 2001.

        Fortune and Prime will be in charge of leasing the prospects that are identified and will control and operate the drilling, completion, development and production phases of each prospect in the program. Fortune anticipates that its share of this initial operating phase may require an additional capital investment of up to $3,000,000 during the first twelve months of the program, after which Fortune believes the program will be self-funding, based on reasonable success levels. Fortune believes at least 250 prospect leads may be identified from the reprocessed data that should in turn generate a minimum of 50 drillable prospects over the next few years. Fortune has found that most of the current prospects are supported with risk reducing seismic attributes and range from 2,000 to 14,000 feet in depth. The targeted Texas trends of the data are primarily the Yegua, Vicksburg, Wilcox and Frio, all in areas of developed infrastructure. The Company expects that drilling could commence by the middle of this first year.

        The seismic data reprocessing oversight and prospect generation of the program is being undertaken and managed by a newly formed entity called Cymraec, Inc. Cymraec was formed by three individuals with over sixty years of combined experience in the industry with major oil and gas companies and large independents. The reprocessing of the data commenced last year, occurs in continuous stages, and must be completed by September 30, 2003. The success of the program will depend, in part, on the ability of Cymraec, Fortune and Prime to identify and lease prospects from the reprocessed data, as well as on the success of exploration drilling.

        Fortune financed its initial acquisition of the working interest in the Program with short term financing of $500,000, described below, while it is arranging additional capital for its portion of the anticipated costs of the Program.

Financing Arrangements

        In order to finance its acquisition of a 25% working interest in the Texas Onshore Exploration Program, the Company obtained $500,000 in interim financing through a combination of notes and preferred stock from various investors including: members of management (Mssrs. Fairbanks, Drulias and Lacoff); current shareholders (Barry Blank, as well as Renaissance Capital Growth and Income Fund and Renaissance Growth and Income Trust, PLC, collectively, “Renaissance”); C. K. Cooper & Company, Inc., Fortune’s financial advisor; and certain other investors not previously associated with the Company. The interest rate on the notes and the dividend on the preferred stock is 10% per annum, payable quarterly, and the financing comes due in 180 days. The financing may be prepaid at any time without penalty. As additional consideration for providing the financing, the investors will receive warrants to purchase shares of common stock at an amount and premium to current share price which depends on when the financing is repaid.

        Renaissance, which provided approximately half of the financing, also received a contingent put right (the “Put”) which, if it becomes effective, would give Renaissance the right to require Fortune to repurchase all of their Fortune common stock for their original purchase price (approximately $1,090,000), but only if they are not repaid at the due date or if the Company encumbers any of its properties (other than the Cadiz property in Bee County, Texas, which secures the notes). Fortune may sell properties to repay the financing prior to the due date without triggering the Put. If Renaissance is repaid within 180 days, the Put will not become effective or have any impact on the Company.

Financial Advisor

        Fortune Natural Resources has engaged C. K. Cooper & Company as financial advisor to assist in the formation of capital to help the Company fund its obligations in the Texas Onshore Exploration Program. C. K. Cooper & Company is an investment banking boutique headquartered in Irvine, California. As a full service firm, C. K. Cooper & Company is widely regarded for its industry and company specific research focusing on “Micro-Cap” oil and gas exploration and production companies. C. K. Cooper & Company provides a full range of investment banking services to smaller energy issuers. In 2001, the firm was involved in over $300 million worth of investment banking transactions. For more information about C. K. Cooper & Company, please visit its web site at www.ckcooper.com or contact 888-477-9301.

Executive’s Remarks

        Ronald Nowak, Fortune’s new President and Chief Operating Officer, stated “Based on reprocessing results to date, Fortune expects that the seismic data could yield in excess of fifty drillable prospects to the Company over the next few years. It is anticipated that prospects should range in size from 1 Bcfe to 100 Bcfe opportunities. We have already begun to build an operations team. If all goes well, we could drill approximately six to ten wells the first twelve months, and approximately 15 to 20 development and exploration/exploitation wells in the second year.” Tyrone J. Fairbanks, Fortune’s Chairman and Chief Executive Officer, added “This is the culmination of a five month negotiated effort to put Fortune into a unique first class operating position of a large scale exploration program that could bring significant impact to shareholder value. Furthermore, Fortune raised an additional $500,000 from directors, management, principal shareholders and others to fund its entrance into the Exploration Program and the next few months of the Program’s costs. C.K. Cooper and Company is assisting the Company to arrange additional financing for the balance of our anticipated exploration and development costs associated with our interest for the following twelve months. The Company anticipates thereafter the Program could be self-funding from cash flow.”

Exploration Discoveries and Other Properties Update

        La Rosa Proprietary 3D Seismic Exploration Program, Refugio County, Texas

        The La Rosa C-12 well was spud on December 11, 2001 and logged on January 13, 2002 as a discovery. Preliminary log evaluation indicated that the well has approximately 20 feet of aggregate pay sand in multiple zones. The well was put on production on February 18, 2002, at approximately 140 barrels of oil per day, the maximum allowable by the state, and 200 mcfd of natural gas. Fortune owns an 18.75% working interest in the well and incurred approximately $56,000 for its share of drilling and completion costs.

        The La Rosa C-10 well was spud on August 4, 2001 and logged on August 16, 2001 as a new discovery. Log evaluation indicates that the well has an aggregate 89 feet of pay sand in multiple zones. The well is currently producing approximately 400,000 cubic feet of gas per day. Fortune owns an 18.75% working interest in the well; its share of the drilling and completion cost was approximately $53,000.

        The La Rosa C-11 well was spud on July 28, 2001 and plugged in August 2001. Fortune owned an 18.75% working interest in the well and its share of the drilling cost was approximately $30,000.

        Recompletions of other La Rosa wells in 2001 have resulted in additional production, and more are planned. The partners have also reprocessed the proprietary 3D seismic data acquired over the field to better define the additional exploration and development targets. The discoveries at the La Rosa C-12 and C -10 are attributed to the reprocessed seismic.

        Gamble Gully Prospect – Live Oak County, Texas

        The Gamble Gully Gas Unit #6 was spud on October 4, 2001 and logged as a potential discovery on November 12, 2001. Attempts to complete this well have been unsuccessful thus far; however, the partners are continuing to try to establish production. Fortune’s cost on this well have approximated $107,000 through December 31,2001.

        West Point – Clay County, Mississippi

        The West Point Dill #13-9, the initial exploratory well at the West Point Prospect, was spud May 10, 2001 and logged on July 16, 2001. Logging results indicated that the well encountered apparent pay in multiple formations. Attempts to complete the deeper potentially productive zones have been unsuccessful. The operator is currently studying a completion in another sand. Fortune incurred approximately $174,000 through December 31, 2001 to acquire, drill and complete this well. Fortune owns a 20% working interest in the West Point Prospect.

        Espiritu Santo Bay Proprietary 3D Seismic Exploration Joint Venture, Offshore Calhoun County, Texas

        Fortune and its partners are continuing to work the 3-D seismic data and refine our shallow and deep prospects in Espiritu Santo Bay. The operator and another partner are continuing efforts to farmout their interest in certain of their deep rights. To Fortune’s knowledge, no new progress has been made in such farmout efforts.

        FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Fortune’s control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune’s most recent Annual Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

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Company Contact: Tyrone J. Fairbanks
Chairman and CEO
(281) 872-1170

Item 7. Financial Statements and Exhibits

        None

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNE NATURAL RESOURCES CORPORATION
By: /s/ Ronald P. Nowak
Ronald P. Nowak President and Chief Operating Officer

Date:   February 20, 2002